SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  FORM 8-K/A


                          AMENDMENT TO CURRENT REPORT



Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of
1934

Date of Report:  May 13, 1998
                 -----------------

Commission File Number 0-12058
                       -------

                         KENAN TRANSPORT COMPANY
          ------------------------------------------------------
          (Exact name of registrant as specified in its charter)


             North Carolina                         56-0516485
    -------------------------------               ---------------
    (State or other jurisdiction of                (IRS Employer
     incorporation or organization)              Identification No.)


               University Square - West, 143 W. Franklin Street
                   Chapel Hill, North Carolina, 27516-3910
          -----------------------------------------------------------
          (Address of principal executive offices, including Zip Code)


                               (919) 967-8221
          -----------------------------------------------------------
               (Registrant's telephone number, including Area Code)




                              AMENDMENT NO.1

    The Registrant hereby amends the following items, financial statements, exhibits or other portions of its Current Report on Form 8-K, filed March 13, 1998, as set forth in the pages attached hereto:

    Item 7(a)   Financial statements of business acquired;

    Item 7(b)   Pro forma financial information.

    Item 7(c)   Exhibits

Item 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION
          AND EXHIBITS

          (a)   Financial Statements.
                Audited financial statements of Petro-Chemical Transport, Inc. ("PCT") (the business acquired):

                      Report of Independent Certified Public Accountants

                      Balance Sheets - December 31, 1997 and 1996

                      Statements of Income - Years ended December 31, 1997, 1996 and 1995

                      Statement of Shareholders' Equity - Years ended December 31, 1997, 1996 and 1995

                      Statements of Cash Flows - Years ended December 31, 1997, 1996 and 1995

                      Notes to Financial Statements - Years ended
                      December 31, 1997, 1996 and 1995


          (b) Kenan Transport Company and Petro-Chemical Transport, Inc. ("PCT") Pro Forma Combined Financial Statements (Unaudited):

                      Pro Forma Condensed Consolidated Balance Sheet - December 31, 1997

                      Pro Forma Condensed Consolidated Statement of Income - Year Ended December 31, 1997



          (c)   Exhibits.
                The Exhibits to this Report are listed in the Index to Exhibits set forth elsewhere herein.




















                                 Page 1

Item 7(a)    Financial Statements
-----------------------------------------------------------------------


PETRO-CHEMICAL TRANSPORT, INC.
A Wholly-Owned Subsidiary of
CITGO Petroleum Corporation)

Financial Statements as of December 31, 1997 and 1996, and for each of the Three Years in the Period Ended December 31, 1997 and
Independent Auditors' Report

















































                                 Page 2

INDEPENDENT AUDITORS' REPORT
To the Board of Directors and Shareholder of Petro-Chemical Transport, Inc.:

We have audited the accompanying balance sheets of Petro-Chemical Transport, Inc. (a wholly-owned subsidiary of CITGO Petroleum Corporation) as of December 31, 1997 and 1996 and the related statements of income, shareholder's equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Petro-Chemical Transport, Inc. at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

As discussed in Note 2 to the financial statements, effective February 28, 1998 the stock of Petro-Chemical Transport, Inc. was sold to Kenan Transport Company.


Deloitte & Touche LLP
Tulsa, Oklahoma
March 31, 1998
























                                 Page 3

PETRO-CHEMICAL TRANSPORT, INC.
(A Wholly-Owned Subsidiary of CITGO Petroleum Corporation)

BALANCE SHEETS
(Dollars in Thousands, except share amounts)
--------------------------------------------------------------------------------

                                                              December 31,
                                                        ------------------------
                                                           1997           1996
                                                        ---------      ---------
ASSETS

CURRENT ASSETS:
 Cash and cash equivalents                               $    65        $   374
 Accounts receivable                                         898          1,016
 Due from affiliate                                          712          6,115
 Prepaid expenses and other                                  154            299
 Deferred income taxes                                       163             99
                                                        ---------      ---------
     Total current assets                                  1,992          7,903

OPERATING PROPERTY:
 Buildings                                                    24             24
 Machinery and equipment                                   1,822            473
 Vehicles                                                 10,356         11,890
                                                        ---------      ---------
                                                          12,202         12,387
 Accumulated depreciation                                 (5,968)        (4,413)
                                                        ---------      ---------
     Net operating property                                6,234          7,974

OTHER ASSETS                                                  26            197
                                                        ---------      ---------
                                                         $ 8,252        $16,074
                                                        =========      =========
LIABILITIES AND SHAREHOLDER'S EQUITY

CURRENT LIABILITIES
 Accounts payable and accrued expenses                   $   873        $   353
 Wages and employee benefits payable                       1,265          1,180
 Income taxes currently payable                              --             419
                                                        ---------      ---------
   Total current liabilities                               2,138          1,952

DEFERRED INCOME TAXES                                      1,364          1,560
OTHER LIABILITIES                                            --             709
COMMITMENTS AND CONTINGENCIES (Note 6)

SHAREHOLDER'S EQUITY
 Common stock - $1.00 par value, 17,000 shares
   authorized, issued and outstanding                         17             17
 Additional capital                                            1              1
 Retained earnings                                         4,732         11,835
                                                        ---------      ---------
 Total shareholder's equity                                4,750         11,853
                                                        ---------      ---------
                                                         $ 8,252        $16,074
                                                        =========      =========
See notes to financial statements.


                                             Page 4

PETRO-CHEMICAL TRANSPORT, INC.
(A Wholly-Owned Subsidiary of CITGO Petroleum Corporation)

STATEMENTS OF INCOME
(Dollars in Thousands)
--------------------------------------------------------------------------------

                                                              Years Ended December 31,
                                                       -------------------------------------
                                                          1997          1996           1995
                                                       ---------     ---------      ---------
REVENUES:
Net sales                                                $35,463       $35,482       $31,896
Sales to affiliates                                        3,281         5,075         4,691
                                                        ---------     ---------     ---------
                                                          38,744        40,557        36,587
EXPENSES:
 Operating expenses                                       30,918        31,029        29,707
 Selling, general and administrative expenses              3,266         3,490         3,166
 Taxes other than income taxes                               317           287           296
 Depreciation and amortization                             1,333         1,560         1,293
                                                        ---------     ---------     ---------
                                                          35,834        36,366        34,462

 OPERATING INCOME                                          2,910         4,191         2,125

   Other income (expense) - net                               30           206          (425)
                                                        ---------     ---------     ---------
INCOME BEFORE INCOME TAXES                                 2,940         4,397         1,700

INCOME TAXES                                               1,133         1,728           638
                                                        ---------     ---------     ---------
NET INCOME                                               $ 1,807      $  2,669       $ 1,062
                                                        =========     =========     =========

See notes to financial statements.






















                                             Page 5

PETRO-CHEMICAL TRANSPORT, INC.
(A Wholly-Owned Subsidiary of CITGO Petroleum Corporation)

STATEMENTS OF SHAREHOLDER'S EQUITY
(Amounts in Thousands)
---------------------------------------------------------------------

                                    Common Stock                                           Total
                                --------------------      Additional      Retained     Shareholder's
                                 Shares       Amount       Capital        Earnings        Equity
                                -------      -------      ----------     ----------     -----------
BALANCE, JANUARY 1, 1995            17         $ 17            $  1        $ 8,104         $ 8,122

 Net income                          -            -               -          1,062           1,062
                                -------      -------      ----------     ----------     -----------
BALANCE, DECEMBER 31, 1995          17           17               1          9,166           9,184

 Net income                          -            -               -          2,669           2,669
                                -------      -------      ----------     ----------     -----------
BALANCE, DECEMBER 31, 1996          17           17               1         11,835          11,853

 Net income                          -            -               -          1,807           1,807

 Dividend to Parent (Note 2)         -            -               -         (8,910)         (8,910)
                                -------      -------      ----------     ----------     -----------
BALANCE, DECEMBER 31, 1997          17         $ 17            $  1        $ 4,732         $ 4,750
                                =======      =======      ==========     ==========     ===========


See notes to financial statements.



                                                Page 6

PETRO-CHEMICAL TRANSPORT, INC.
(A Wholly-Owned Subsidiary of CITGO Petroleum Corporation)

STATEMENTS OF CASH FLOWS
(Dollars in Thousands)
--------------------------------------------------------------------------------

                                                              Years Ended December 31,
                                                        -------------------------------------
                                                           1997          1996         1995
                                                        ---------     ---------     ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                              $ 1,807       $ 2,669       $ 1,062
 Adjustments to reconcile net income to net cash
  provided by operating activities, net of December
  31, 1997 transfers and noncash dividend (Note 2):
   Depreciation and amortization                           1,333         1,560         1,293
   Provision for losses on accounts receivable                -             30            24
   Deferred income taxes                                     101           792          (226)
   Gain on sale of operating property                        (45)         (287)          (34)
   Changes in operating assets and liabilities:
    Accounts receivable and due from affiliate            (3,871)       (4,337)        2,544
    Prepaid expenses and other current assets                 58           (23)           37
    Accounts payable and other current liabilities           417           412          (145)
    Other assets                                             (97)          (46)          258
    Other liabilities                                       (309)         (324)          670
                                                        ---------     ---------     ---------
      Total adjustments                                   (2,413)       (2,223)        4,421
                                                        ---------     ---------     ---------
      Net cash provided by (used in)
        operating activities                                (606)          446         5,483
                                                        ---------     ---------     ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital expenditures                                        (47)         (651)       (5,784)
 Proceeds from sales of operating property                   344           459           284
                                                        ---------     ---------     ---------
      Net cash provided by (used in)
        investing activities                                 297          (192)       (5,500)
                                                        ---------     ---------     ---------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS            (309)          254           (17)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD               374           120           137
                                                        ---------     ---------     ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD                 $    65       $   374        $  120
                                                        =========     =========     =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION -
 Cash paid during the period for income taxes            $ 1,193       $   670       $ 1,276
                                                        =========     =========     =========

SUPPLEMENTAL SCHEDULE OF NONCASH FINANCING ACTIVITIES -
 Noncash dividend to Parent (Note 2)                     $ 8,910       $    -        $    -
                                                        =========     =========     =========
See notes to financial statements.




                                             Page 7

PETRO-CHEMICAL TRANSPORT, INC.
(A Wholly-Owned Subsidiary of CITGO Petroleum Corporation)

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
-------------------------------------------------------------------------

1.  BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

    Description of Business - Petro-Chemical Transport, Inc. ("PCT") is a wholly-owned subsidiary of CITGO Petroleum Corporation ("CITGO"). CITGO is a wholly-owned subsidiary of PDV America, Inc. ("PDV America"), an indirect wholly-owned subsidiary of Petroleos de Venezuela, S.A. ("PDVSA"), the national oil company of the Republic of Venezuela. PCT is engaged in the transportation (primarily short-haul) of commodities in bulk for the petroleum and chemical industries in Arizona, California, Colorado, Florida, Illinois, Indiana, Louisiana, Maryland, Massachusetts, Missouri, Nevada, Oklahoma, Pennsylvania, Texas, Utah, Virginia, and Wisconsin. One major unaffiliated customer accounted for 51% of PCT's revenue in 1997, 48% in 1996, and 46% in 1995. Concentration of credit risks to PCT consists primarily of trade receivables from companies in the convenience store and downstream petroleum industries.

    Basis of Presentation - The accompanying financial statements include the historical basis financial statements of PCT. PCT has been operated as a business unit of CITGO, sharing corporate services (audit, legal and group administrative functions) with other CITGO business units. The financial statements are presented as if PCT existed as a stand-alone entity separate from CITGO for the periods presented and include the historical assets, liabilities, revenues and expenses related to the PCT business unit. For the periods presented, selling, general and administrative expenses include allocations of certain corporate employees' salary costs and benefits which were determined based on estimates of actual time worked on PCT matters.

    Management believes that the allocation methods are reasonable; however, they do not necessarily reflect the costs which would have been incurred had PCT operated on a stand-alone basis.

    Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates have been made by management in the accompanying financial statements with respect to liabilities for workers' compensation and automobile accident claims. Actual results could differ from those estimates.

    Revenue Recognition - Revenue is recognized upon delivery of transported products to their final destination point.

    Cash and Cash Equivalents - PCT considers highly liquid short-term investments with original maturities of three months or less to be cash equivalents.



                                  Page 8

    Operating Property - Operating property is reported at cost, less accumulated depreciation. Depreciation is based upon the estimated useful lives of the related assets using the straight-line method. Depreciable lives are generally as follows: buildings - 25 years; machinery and equipment 5 to 10 years; and vehicles - 5 to 12 years. Upon disposal or retirement of operating property, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in income.

    Income Taxes - PCT accounts for income taxes using an asset and liability approach, in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." PCT is included in the consolidated U.S. Federal income tax return filed by PDV America. PCT's current and deferred income tax expense has been computed on a stand-alone basis.

    Employee Benefits - The employees of PCT may, upon meeting certain requirements, participate in a qualified defined contribution retirement and savings plan sponsored by CITGO. Participants make voluntary contributions to the plan and PCT makes matching contributions based on plan provisions. PCT charged $208 thousand, $199 thousand and $196 thousand to operations related to its contributions to this plan for the years 1997, 1996 and 1995, respectively.


 2. SALE OF COMPANY

    Effective February 28, 1998, the stock of PCT was sold to Kenan Transport Company ("Kenan") under the terms of a Stock Purchase and Sale Agreement (the "Agreement"). Under the terms of the Agreement certain assets, primarily vehicles, were transferred between CITGO and PCT; CITGO retained all liabilities for income taxes and responsibility for all environmental matters, litigation, and workers' compensation and automobile liability losses existing as of the effective date; and PCT forgave certain amounts due from CITGO. The accompanying financial statements reflect the transfer of the December 31, 1997 balances of such assets and liabilities and a dividend to CITGO of certain amounts accumulated in due from affiliate through December 31, 1997, as follows:

                                                            (000's
                                                           omitted)
                                                           ---------
    Citgo assets transferred to PCT (net book value)         $1,043
    PCT assets transferred to CITGO (net book value)          1,552
    Income tax liabilities assumed by CITGO                     250
    Net deferred tax liability assumed by CITGO                 361
    Automobile liability losses assumed by CITGO                400
    Other miscellaneous assets transferred to CITGO              90
    Other miscellaneous liabilities assumed by CITGO             11
    Dividend to CITGO (non-cash)                              8,910

    In addition, CITGO and Kenan entered into a services agreement whereby PCT or Kenan will continue to provide certain support services to CITGO that were previously provided by PCT.





                                  Page 9

    The financial information included herein does not reflect any adjustments that may be made by the buyer to record the allocation of purchase price to the assets purchased and liabilities assumed in preparing an opening balance sheet nor does it reflect what the results of operations are expected to be in the future or what the financial position and results of operations would have been had PCT operated as a separate stand-alone entity during the periods presented.


 3. RELATED PARTY TRANSACTIONS

    PCT provides various transportation services to CITGO. Revenues from such services are presented as sales to affiliates in the accompanying statements of income.

    Under the terms of an operating agreement, CITGO provides all operating personnel (except drivers) and all financial and administrative services to PCT. PCT reimburses CITGO for payroll expenses, including benefit costs, incurred on behalf of PCT. These payroll and related costs totaled $21.4 million, $21.5 million and $18.1 million for 1997, 1996 and 1995, respectively.

    CITGO also administers workers' compensation claims and payments on behalf of PCT and allocates estimated annual costs to PCT; charges from CITGO related to workers' compensation totaled approximately $590 thousand, $540 thousand and $760 thousand for the years 1997, 1996 and 1995, respectively. Costs for automobile liability are borne directly by PCT. As discussed in Note 2, liabilities for workers' compensation and automobile losses as of December 31, 1997 were assumed by CITGO.

    CITGO provides cash management services to PCT including collections of customer receivables and disbursements for acquisitions of operating property and operating expenses, in addition to payroll and benefits. The due from affiliate in the accompanying balance sheets results from these cash management activities as well as billings for transportation services provided to CITGO, and as of December 31, 1997 reflects a dividend of certain amounts to CITGO (Note 2).

    During 1997 and 1995, CITGO transferred certain assets to PCT with a carrying value of approximately $233 thousand and $2.2 million, respectively, exclusive of the December 31, 1997 transfers described in Note 2.


 4. ACCOUNTS RECEIVABLE
                                                 1997          1996
                                                   (000's omitted)

    Trade                                      $   917       $ 1,012
    Other                                           14            50
                                               --------      --------
                                                   931         1,062
    Allowance for uncollectible accounts           (33)          (46)
                                               --------      --------
                                               $   898       $ 1,016
                                               ========      ========



                                  Page 10

 5. INCOME TAXES

    The provisions for income taxes are comprised of the following:

                                     1997         1996         1995
                                           (000's omitted)
    Current:
      Federal                      $   916      $   813      $   812
      State                            116          123           52
                                   --------     --------     --------
                                     1,032          936          864
    Deferred                           101          792         (226)
                                   --------     --------     --------
                                   $ 1,133      $ 1,728      $   638
                                   ========     ========     ========

    The Federal statutory tax rate differs from the effective tax rate due to the following:
                                      1997         1996        1995

      Federal statutory tax rate      35.0%        35.0%        35.0%

      State taxes, net of
        federal benefit                2.8%         2.9%         1.4%
      Other                            0.7%         1.4%         1.1%
                                   --------     --------     --------
      Effective tax rate              38.5%        39.3%        37.5%
                                   ========     ========     ========

    Deferred income taxes reflect the net tax effects of temporary differences between the financial and tax bases of assets and liabilities. The tax effects of significant items comprising PCT's net deferred tax liability as of December 31, 1997 and 1996 are as follows (000's omitted):
                                                  1997         1996
                                                   (000's omitted)

    Deferred tax liabilities:
      Property, plant and equipment             $ 1,364      $ 1,778
      Other                                         -             75
                                                --------     --------
                                                  1,364        1,853
    Deferred tax assets:
      Employee benefit accruals                     143          101
      Insurance reserves                             -           273
      Other                                          20           18
                                                --------     --------
                                                    163          392
                                                --------     --------
    Net deferred tax liability (of which
      $163 and $99 are current assets at
      December 31, 1997 and 1996,
      respectively)                             $ 1,201      $ 1,461
                                                ========     ========


 6. COMMITMENTS AND CONTINGENCIES

    Litigation and Injury Claims - Various lawsuits and claims arising in


                                  Page 11
    the ordinary course of business are pending against PCT. PCT is vigorously contesting or pursuing, as applicable, such lawsuits and claims and believes that its positions are sustainable. PCT has recorded accruals for losses it considers to be probable and reasonably estimable. However, due to uncertainties involved in litigation, there are cases in which the outcome is not reasonably predictable and the losses, if any, are not reasonably estimable. If such lawsuits and claims were to be determined in a manner adverse to PCT, and in amounts in excess of PCT's accruals, it is reasonably possible that such determinations could have a material adverse effect on PCT's results of operations in a given year. The term "reasonably possible" is used herein to mean that the chance of a future transaction or event occurring is more than remote but less than likely. However, based upon management and independent counsel's current assessments of these lawsuits and claims, management of PCT believes that the ultimate resolution of these lawsuits and claims would not exceed the aggregate of the amounts accrued and the insurance coverage available to PCT by a material amount and, therefore, should not have a material adverse effect on PCT's financial condition or liquidity.

    Environmental Compliance and Remediation - PCT is subject to various federal, state and local environmental laws and regulations which may require PCT to take action to correct or improve the effects on the environment of prior disposal or release of petroleum substances by PCT or other parties. Management believes PCT is in compliance with these laws and regulations in all material aspects. Based on currently available information, management believes that no material environmental liability exists at December 31, 1997.

    Operating Property Purchase Commitments - As of December 31, 1997 PCT has committed to future purchases of tractors and trailers aggregating approximately $4 million.

    Other Credit and Off-Balance Sheet Risk Information as of December 31, 1997 - PCT has outstanding letters of credit totaling approximately $1.1 million related to liability insurance policies. PCT has also acquired surety bonds totaling $96 thousand primarily due to requirements of various government entities. PCT does not expect liabilities to be incurred related to such surety bonds.


7.  LEASES

    PCT has various noncancelable operating leases, primarily for office space and vehicles. Rent expense on all operating leases totaled $3.2 million, $3.1 million and $2.8 million in 1997, 1996 and 1995, respectively. Future minimum lease payments are as follows:

          Year

          1998                                                $1,349
          1999                                                   989
          2000                                                   773
          2001                                                   558
          2002                                                   202
          Thereafter                                              34
                                                             -------
          Total minimum lease payments                        $3,905
                                                             =======

                                  Page 12

8.  SUBSEQUENT EVENTS

    On January 31, 1998, PCT borrowed $375,000 from Bank of Oklahoma, N.A. with a maturity date of April 30, 1998 and interest at the Chase Manhattan prime rate.

    In February 1998, a PCT employee was killed in an accident while driving a PCT truck. PCT estimates that the related workers' compensation liability could be material, however, any liability will be retained by CITGO under the terms of the Agreement with Kenan Transport Company (Note 2).

                                * * * * * *
















































                                  Page 13

Item 7(b) Kenan Transport Company and Petro-Chemical Transport, Inc. Unaudited Pro Forma Condensed Financial Statements
------------------------------------------------------------------------

    The following sets forth unaudited pro forma information for the Company as of December 31, 1997 after giving effect to the Transaction described in Note 1 hereto.

    The unaudited Pro Forma Condensed Consolidated Balance Sheet is presented as of December 31, 1997. The unaudited Pro Forma Condensed Consolidated Statement of Income for the year ended December 31, 1997 is presented as if the Transaction occurred as of the beginning of the period presented.

    In management's opinion, all material adjustments necessary to reflect the transaction are presented in the pro forma adjustments column, which are described below.

    The unaudited Pro Forma Condensed Consolidated Balance Sheet and the unaudited Pro Forma Condensed Consolidated Statement of Income should be read in conjunction with the Consolidated Financial Statements of Kenan Transport Company and the notes thereto. The unaudited Pro Forma Condensed Consolidated Balance Sheet is not necessarily indicative of what the actual financial position of the Company would have been at December 31, 1997, nor does it purport to represent the future financial position of the Company. The unaudited Pro Forma Condensed Consolidated Statement of Income is not necessarily indicative of what the actual results of operations of the Company would have been assuming the transaction had been consummated as of the beginning of the respective periods, nor does it purport to represent the results of operations for future periods.





























                                 Page 14

                      PRO FORMA FINANCIAL INFORMATION

                          Kenan Transport Company
                PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                            December 31, 1997
                         (Dollars in thousands)
                               (Unaudited)


                               Historical
                          --------------------
                                                  Pro Forma    Pro Forma
                            Kenan       PCT      Adjustments     Total
                          ---------  ---------   ------------   --------
Current Assets             $16,067    $ 1,992    (7,500) (a)     $18,059
                                                  7,500  (b)

Operating Property, Net     52,239      6,234      (817) (a)      57,656


Intangible Assets            7,559         -      3,911  (a)(c)   11,470

Other Assets                 1,250         26                      1,276
                          --------   --------                   --------
                           $77,115    $ 8,252                    $88,461
                          ========   ========                   ========


Current Liabilities        $14,314    $ 2,138       524  (c)     $16,976

Long-term debt               2,000        -       7,500  (b)       9,500

Capital lease obligations    2,075        -                        2,075

Deferred Income Taxes        9,358      1,364      (180) (a)      10,542

Stockholders' Equity        49,368      4,750    (4,750) (a)      49,368
                          --------   --------                   --------
                           $77,115    $ 8,252                    $88,461
                          ========   ========                   ========


Adjustments:

    (a) Reflects the allocation of purchase price and adjustment to record acquired assets and liabilities fair market values.

    (b) Reflects additional borrowings under the Company's credit facility.

    (c)   Reflects the estimate of transaction costs.


The accompanying notes are an integral part of these condensed consolidating pro forma financial statements.






                                 Page 15

                          Kenan Transport Company

           PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

                       Year Ending December 31, 1997
                            (Dollars in Thousands)
                               (Unaudited)


                               Historical
                          --------------------
                                                  Pro Forma    Pro Forma
                            Kenan       PCT     Adjustments     Total
                          ---------  ---------   ------------   --------
Operating Revenues         $73,308    $38,744                   $112,052

Operating Expenses          66,846     35,834       195  (a)     102,615
                                                   (260) (b)
                          --------   --------                   --------
Operating Income             6,462      2,910                      9,437

 Interest expense              (40)       -        (490) (c)        (530)
 Interest income and other     174         30                        204
                          --------   --------                   --------
Income before taxes          6,596      2,940                      9,111

 Provision for
    income taxes             2,506      1,133      (170) (d)       3,469
                          --------   --------                   --------
Net income                 $ 4,090    $ 1,807                   $  5,642
                          ========   ========                   ========

Basic and diluted
  earnings per share       $  1.71                              $   2.36
                          ========                              ========


Adjustments:

    (a) Reflects amortization of estimated goodwill over 20 years on a straight-line basis.

    (b) Reflects the expected reduction in depreciation expense as a result of the adjustment to record assets at their fair market values.

    (c) Reflects interest expense on additional monies borrowed under the Company's credit facility.

    (d)   Reflects the income tax effect of the pro forma adjustments.


The accompanying notes are an integral part of these condensed consolidating pro forma financial statements.







                                  Page 16

                          Kenan Transport Company

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Dollars in Thousands)


1.  Business Acquisition

    On February 28, 1998, Kenan Transport Company (the Company) acquired 100% of the outstanding stock of Petro-Chemical Transport, Inc., a wholly owned subsidiary of CITGO Petroleum Corporation. The acquisition, net of cash acquired, required a cash investment totaling $7,863,000. Petro-Chemical Transport is a tank truck carrier serving the petroleum industry in the Southeast, Midwest and on the West Coast. The Company financed the acquisition through its line of credit facility.

    The acquisition has been accounted for using the purchase method of accounting. The purchased assets and liabilities assumed have been recorded in the Company's financial statements at their estimated fair market values. The excess of the purchase cost over the fair value of net assets acquired in the acquisition (goodwill) is included in intangible assets in the accompanying consolidated balance sheets and is being amortized over 20 years on a straight-line basis.

    The unaudited Pro Forma Condensed Consolidated Balance Sheet is presented as if the Transaction occurred on December 31, 1997. The unaudited Pro Forma Condensed Consolidated Statement of Income for the year ended December 31, 1997 is presented as if the Transaction occurred as of the beginning of the period presented.

    Pro forma adjustments, including the preliminary purchase price allocation and estimated cost savings resulting from the transaction represent the Company's preliminary determination of these adjustments and are based upon preliminary information, assumptions and operating decisions which the Company considers reasonable under the circumstances. Final amounts may differ significantly from those set forth herein.


2.  Basis of Presentation

    The accompanying Unaudited Condensed Consolidated Pro Forma Financial Statements of the Company have been prepared in accordance with the instructions to Form 8-K and do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. For further information, refer to the consolidated financial statements and notes thereto for the year ended December 31, 1997, included in the Company's Form 10-K dated March 30, 1998.









                                 Page 17

SIGNATURES


    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                    KENAN TRANSPORT COMPANY
                                                (Registrant)



DATE:     May 13, 1998            BY:  /s/  William L. Boone
                                    --------------------------
                                    Vice President-Finance and
                                    Chief Financial Officer












































                                 Page 18

                             INDEX TO EXHIBITS


The exhibits filed as part of this report are listed below:


 Exhibit
  Number                         Description
---------       ---------------------------------------------------------
   23           Independent Auditors' Consent


















































                                 Page 19